Exhibit 4.2

SUPPLEMENTAL INDENTURE, dated as of August 7, 2003, to the Indenture, dated as of September 29, 1999 (the “Indenture”), between Weight Watchers International, Inc., a corporation duly organized and existing under the laws of Virginia (the “Company”), and Wells Fargo Bank Minnesota, National Association (formerly known as Norwest Bank Minnesota, National Association), a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company and the Trustee have heretofore executed and delivered the Indenture, and the Company has issued pursuant to the Indenture €100,000,000 aggregate principal amount of 13% Senior Subordinated Notes Due 2009 (the “Securities”);

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend the Indenture or the Securities without notice to any Securityholder but with the written consent of the Holders of at least a majority in principal amount of the Securities then outstanding;

WHEREAS, the Company has offered to purchase for cash any and all of the outstanding Securities upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated July 21, 2003, as the same may be amended, supplemented or modified (the “Offer”);

WHEREAS, the Offer is conditioned upon, among other things, certain proposed amendments to the Securities and the Indenture (the “Proposed Amendments”) having been approved by at least a majority in outstanding principal amount of the Securities (and a supplemental indenture in respect thereof having been executed and delivered), with the effectiveness of such Proposed Amendments being subject only to the acceptance for payment by the Company pursuant to the Offer of a majority in aggregate principal amount of the outstanding Securities (the “Acceptance”);

WHEREAS, the Company has received and delivered to the Trustee the requisite consents to effect the Proposed Amendments under the Indenture;

WHEREAS, the Company has been authorized by a resolution of its Board of Directors to enter into this Supplemental Indenture; and

WHEREAS, all other acts and proceedings required by law, by the Indenture and by the articles of incorporation and by-laws of the Company to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Company and the Trustee hereby agree as follows:

ARTICLE ONE

SECTION 1.01.      Definitions.

Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

ARTICLE TWO

SECTION 2.01.      Elimination of Certain Definitions in Article One.

(a)  Effective upon, and subject only to, the Acceptance, Section 1.01 of the Indenture is amended by deleting the definitions “Affiliate Transaction”, “Average Life”, “Designated Noncash Consideration”, “Excluded Contributions”, “Net Available Cash”, “Net Cash Proceeds”, “Refinancing Indebtedness”, “Restricted Payment” and “Successor Company” contained therein in their entirety.

(b)  Effective upon, and subject only to, the Acceptance, Section 1.02 of the Indenture is amended by deleting the defined terms “Affiliate Transaction”, “Change of Control Offer” and “Successor Company”.

SECTION 2.02.      Elimination of Certain Provisions of Article Four.

Effective upon, and subject only to, the Acceptance, Sections 4.01, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11 and 4.13 of the Indenture are amended by deleting the text of these Sections in their entirety and inserting in lieu thereof the phrase [“intentionally omitted]”.

SECTION 2.03.      Elimination of Certain Provisions of Article Five.

Effective upon, and subject only to, the Acceptance, Article Five of the Indenture is amended by deleting the text of the Article in its entirety and inserting in lieu thereof the phrase “[intentionally omitted]”.

SECTION 2.04.      Elimination of Certain Provisions of Article Six.

Effective upon, and subject only to, the Acceptance, Section 6.01 of the Indenture is amended by:

(1)  inserting the word “or” before number (2) in Section 6.01; and

(2)  deleting the text of Sections 6.01(3), 6.01(4), 6.01(5), 6.01(6), 6.01(7), 6.01(8), 6.01(9) and 6.01(10) in their entirety and inserting in lieu thereof the phrase “[intentionally omitted]”.

ARTICLE THREE

SECTION 3.01.      Continuing Effect of Indenture.

Except as expressly provided herein, all of the terms, provisions and conditions of the Indenture and the Securities outstanding thereunder shall remain in full force and effect.

SECTION 3.02.      Construction of Supplemental Indenture.

The Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and as part of the Indenture.  This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 3.03.      Trust Indenture Act Controls.

If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939 as in force at the date as of which this Supplemental Indenture is executed, the provision required by said Act shall control.

SECTION 3.04.      Trustee Disclaimer.

The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.05.      Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, as of the day and year first above written.

WEIGHT WATCHERS INTERNATIONAL, INC.

By	/s/ Robert W. Hollweg
	Name:	Robert W. Hollweg
	Title:	Vice President, General Counsel and Secretary

WELLS FARGO MINNESOTA BANK, NATIONAL ASSOCIATION, as Trustee

By	/s/ Michael T. Lechner
	Name:	Michael T. Lechner
	Title:	Assistant Vice President